Exhibit 3.339

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:25 PM 10/06/1991
912815113 — 764126
RESTATED CERTIFICATE OF INCORPORATION
OF
BROWNING-FERRIS INDUSTRIES, INC.
The undersigned certify:
1.	The name of the corporation (hereinafter the “Corporation”) is Browning-Ferris Industries, Inc. The Corporation was originally incorporated under the name BFI, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 26, 1970. Restated Certificates of Incorporation were filed with the Secretary of State of Delaware on February 15, 1972, April 25, 1979, October 19, 1982, September 6, 1984, March 7, 1985, April 2, 1987 and March 25, 1988.

2.	This Restated Certificate of Incorporation restates and integrates only (including the provisions as provided under the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock of the Corporation as filed with the Secretary of State of Delaware on June 1, 1988) and does not further amend the provisions of the Corporation’s Restated Certificate of Incorporation as heretofore amended or supplemented or previously restated. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.	The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation in accordance with 8 Del. C. Section 245.

4.	The Restated certificate of Incorporation reads as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
BROWNING-FERRIS INDUSTRIES, INC.
First: The name of the Corporation is Browning-Ferris Industries, Inc.
Second: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
Third: The nature of the business, objects and purposes to be transacted, promoted or carried on by the Corporation are:
To collect, process, haul and dispose of refuse and waste of all types, to operate sanitary landfills and other sites, and to perform other procedures, for the disposal of refuse and waste, and to furnish consulting services as to methods of such collection, processing and disposal of refuse and waste and the operation of such sites and performance of such procedures;
To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and with, as principal, agent or otherwise, machinery, equipment and other goods, wares and merchandise and personal property of every class and description;
To acquire, and pay for in cash, stocks or bonds of the Corporation or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, partnership, trust, joint stock company, syndicate, firm, association or corporation;
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating, to or useful in connection with any business of the Corporation;
To acquire by purchase, subscription or otherwise, and to receive, hold, own, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;
To borrow or raise monies for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes;
To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property and assets, or any interest therein, wherever situated; and
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this Restated Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.
Fourth: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 425,000,000 shares, of which 400,000,000 shares, $.16-2/3 par value, shall be a class designated “Common Stock” (hereinafter called “Common Stock”) and 25,000,000 shares, without par value, shall be a class designated “Preferred Stock” (hereinafter called “Preferred Stock”).
I.	Preferred Stock
1.	The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Restated Certificate of Incorporation, to authorize in accordance with law from time to time the issue of one or more series of Preferred Stock and with respect to any such series to fix the numbers, designations, rights, preferences and limitations of such series, including, but without limiting the generality of the foregoing, the following:
(a)	entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

(b)	entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(c)	entitling the holders thereof to rights upon the liquidation of, or upon any distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(d)	providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes or into property of the Corporation or into the securities or properties of any other Corporation or person, or providing for no conversion;

(e)	providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof, or providing for no redemption; and

(f)	lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights.
The Board of Directors may change the designation, rights, preferences, limitations, description and terms of, and number of shares in, any series of Preferred Stock as to which no shares have theretofore been issued.

All shares of any one series of Preferred Stock shall be identical in all respects with all the other shares of such series, except that shares of any one series of

Preferred Stock issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
2.	Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or classes or into property of the Corporation or into the securities or properties of any other corporation or person, shall be deemed retired and shall have the status of authorized and unissued shares of preferred Stock which are not classified into any series.

3.	No holder of Preferred Stock shall have any pre-emptive right as such holder to subscribe for, purchase or receive any part of any new or additional issue of capital stock of any class or series, including unissued and treasury stock, or obligations or other securities convertible into or exchangeable for capital stock of any class or series, or warrants or other instruments evidencing rights or options to subscribe for, purchase or receive any capital stock of any class or series, whether now or, hereafter authorized and whether issued for cash or other consideration or by way of dividend.
A.	Series A Participating Preferred Stock
Section l. Designation and Amount. The Board of Directors of the Corporation, in accordance with the provisions of the Restated Certificate of Incorporation, created a series of Preferred Stock of the Corporation to be designated as “Series A Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 4,000,000.

Section 2. Dividends and Distributions. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $3.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.16-2/3 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of series A Preferred Stock. If on any Quarterly Dividend Payment Date the Corporation’s Restated Certificate of Incorporation shall limit the amount of dividends which may be paid on the Series A Preferred Stock to an amount less than that provided above, such dividends will be paid in the maximum permissible amount and the shortfall from the amount provided above shall accrue and be a cumulative dividend requirement and be carried forward to subsequent Quarterly Dividend Payment Dates.
In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the second preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

When, as and if the Corporation shall declare a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), the corporation shall at the same time declare a dividend or distribution on the Series A Preferred Stock as provided in this Section 2 and no such dividend or distribution on the common Stock shall be paid or set aside for payment on the common Stock unless such dividend or distribution on the Series A Preferred Stock shall be simultaneously paid or set aside for payment; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $3.00 per share on the Series A Preferred Stock shall nevertheless be payable, when, as and if declared by the Board of Directors, on such subsequent Quarterly Dividend Payment Date.

Dividends shall begin to accrue and be cumulative on outstanding shares of Series A preferred Stock from the date of issue of such shares of Series A Preferred Stock, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in which event such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the relevant Quarterly Dividend Payment Date.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(a)	Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time (i) declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common stock or (iii) increase by 20% or more, other than through the methods referred to in subclauses (i) and (ii) above, the shares of Common Stock outstanding as compared with the shares of Common Stock outstanding on the date hereof (adjusted for any stock dividend, subdivision or combination to which subclauses (i) and (ii) above apply), then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)	Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other capital stock of the Corporation at the time entitled thereto shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation and notwithstanding that the holders of Series A Preferred Stock, voting as a class, may be entitled to elect two directors as hereinafter provided, they shall be entitled to participate with the Common Stock (or any other capital stock as aforesaid), in the election of any other directors.

(c)	In case at any time six or more full quarterly dividends (whether consecutive or not) an the Series A Preferred Stock shall be in arrears, then during the period (hereinafter in this Section 3(c) called the “Voting period”) commencing with such time and ending with the time when all arrears in dividends on the Series A Preferred Stock shall have been paid and the full dividend on the Series A Preferred Stock for the then current quarterly dividend period shall have been declared and paid or set aside for payment, at any meeting of the stockholders of the Corporation held for the election of directors during the Voting Period, the holders of Series A Preferred Stock present in person or represented by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other classes of stock of the Corporation, to elect two directors of the Corporation, each share of series A Preferred Stock entitling the holder to one vote. Each of such two directors shall be elected to one of the three classes of directors so that the three classes shall be as equal in number as may be feasible and shall be elected to hold office for a term expiring at the earlier of (i) the expiration of the term of the class to which he is elected or (ii) the end of the Voting Period. At no time shall the Board of Directors have more than two directors elected solely by the holders of the Series A Preferred Stock.

Any director who shall have been elected by holders of Series A Preferred Stock or by any director so elected as herein contemplated, may be removed at any time during a Voting Period,

either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Series A Preferred Stock given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such Voting Period by the holders of Series A Preferred Stock present in person or represented by proxy at such meeting. Any director to be elected by the Board of Directors of the Corporation to replace a director elected by holders of Series A Preferred Stock or elected by a director as in this sentence provided shall be elected by the remaining director theretofore elected by the holders of Series A Preferred Stock. At the end of the Voting Period the holders of Series A Preferred Stock shall be automatically divested of all voting power vested in them under this Section 3 (c) but subject always to the subsequent vesting hereunder of voting power in the holders of Series A Preferred Stock in the event of any similar default or defaults thereafter.

(d)	Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or holders of any other class of capital stock as set forth herein) for taking any corporate action.
Section 4. Certain Restrictions.
(a)	Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not
(i)	declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)	declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)	except as permitted by subparagraph (iv) of this paragraph 4 (a), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)	purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, provided that the Corporation may at any time purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

(b)	The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire shares at such time and in such manner.

(c)	The Corporation shall not issue any shares of Series A Preferred Stock except upon exercise of Rights issued pursuant to that certain Rights Agreement dated as of June 1, 1988 between the Corporation and Texas Commerce National Bank Association, a copy of which is on file with the Secretary of the Corporation at its principal executive office and shall be made available to stockholders of record without charge upon written request therefor addressed to said Secretary. Notwithstanding the foregoing sentence, nothing contained in this Certificate shall prohibit or restrict the Corporation from issuing for any purpose any series of preferred stock with rights and privileges similar to or different from those of the Series A Preferred Stock.
Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation without designation as to series, become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided, an aggregate amount equal to (a) $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (b) if greater, an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up, disregarding for this purpose the amounts referred to in clause (1) (b) of this Section 6. In the event the Corporation shall at any time declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the provision in clause (l) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case proper provision shall be made so that the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. The Corporation shall not consummate any such consolidation, merger, combination or other transaction unless prior thereto the Corporation and the other party or parties to such transaction shall have so provided in any agreement relating thereto. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable. Notwithstanding the foregoing sentence, the Corporation may acquire shares of Series A Preferred Stack in any other manner permitted by law and this Restated Certificate of Incorporation of the Corporation, as from time to time amended.

Section 9. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting together as a single class.
II.	Common Stock

Subject to the prior and superior rights of the Preferred stock and on the conditions set forth in the foregoing parts of this Article Fourth or in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, and not otherwise, such dividends (payable in cash, Stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

Except as otherwise provided by law, by this Restated Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payments in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred stock.
Fifth: The Corporation is to have perpetual existence.
Sixth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
(1)	To make, alter or repeal the by-laws of the Corporation.

(2)	To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(3)	To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(4)	By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(5)	when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute to sell, lease or exchange all or substantially all the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.
Seventh: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction with the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the by-laws of the Corporation.
Ninth: The Board of Directors shall be divided into three classes as equal in number as may be feasible, with the term of office of one class expiring each year. At the annual meeting of stockholders in 1985, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders after 1985, successors to the directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting. In case of any vacancies, by reason of an increase in the number of directors or otherwise, each additional director may be elected by the Board of Directors to hold office until the end of the term he is elected to fill and until his successor shall have been elected and qualified in the class to which such director is assigned and for the term or remainder of the term of such class. Directors shall continue in office until others are chosen and qualified in their stead. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as equal in number as may be feasible. No decrease in the number of directors shall shorten the term of any incumbent director.
Any director may be removed from office as a director, but only for cause, by the affirmative vote at a meeting called as provided in the by-laws for that purpose of 80% in interest of the holders of voting stock of the Corporation issued and outstanding including a majority in interest of the holders of issued and outstanding voting stock of the Corporation held by persons other than any person who is the beneficial owner, directly or indirectly of more than 10% of the voting stock of the corporation entitled to vote at such meeting, or any affiliate or associate of any such person (as the terms “affiliate” and “associate” are defined in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984).
Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Ninth unless expressly provided by such terms.
Tenth: The number of directors to constitute the whole Board of Directors shall be such number as shall be fixed from time to time by resolution of the Board of Directors.
Eleventh:
1.	Any Business Combination (as defined in Paragraph (a) of Section 4 of this Article Eleventh) shall require only such affirmative vote as is required by law and any other provision of this Restated Certificate if all of the following conditions have been satisfied:
(i)	The consideration to be received by holders of Common Stock shall be cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of any shares of Common Stock. If the consideration paid by or on behalf of the Interested Stockholder for shares of

Common Stock varied as to form, the form of consideration to be received by holders of Common Stock, shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of Common Stock previously acquired by the Interested Stockholder.

(ii)	The aggregate amount of the cash and the Fair Market Value (as defined in Paragraph (i) of Section 4 of this Article Eleventh) of consideration other than cash to be received per share by holders of Common Stock in any Business Combination shall be at least equal to the greater of (a) the Fair Market Value per share of Common Stock on the date of the first public announcement of the proposal of a Business Combination (the “Announcement Date”) or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common stock on the first day in such two-year period on which the Interested Stockholder acquired any shares of Common Stock or (b) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Interested Stockholder in acquiring any of the Corporation’s Common Stock;

(iii)	After becoming an Interested Stockholder and prior to the consummation of any Business Combination, (A) such Interested Stockholder shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or upon compliance with the provisions of this Article Eleventh or as a result of a pro rata stock dividend or stock split) and (B) such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or made any major changes in the Corporation’s business or equity capital structure; and

(iv)	A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not the Corporation is then subject to such requirements, shall be mailed to the stockholders of the Corporation for the purpose of soliciting stockholder approval of any Business Combination and shall contain at the front thereof in a prominent place any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state, and if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares (as defined in Paragraph (e) of Section 4 of this Article Eleventh) other than the Interested Stockholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).
2.	If the provisions of Section 1 of this Article Eleventh have not been satisfied, any Business Combination shall require the affirmative vote, in person or by proxy, at any meeting called as provided in the by-laws, of the holders of 80% in interest of the Voting Shares of the Corporation issued and outstanding including a majority in interest of the holders of issued and outstanding Voting Shares of the Corporation held by persons other than an “Interested Stockholder” as defined in Paragraph (c) of Section 4 of Article Eleventh hereof or any Affiliate or Associate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

3.	The provisions of Sections 1 and 2 of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination Shall require only such affirmative vote, if any, as is required by law and any other provision of this Restated Certificate, if such Business Combination (i) has been approved prior to its consummation by a majority of the Continuing Directors or (ii) constitutes a merger or consolidation of the Corporation with, or any sale or lease to the Corporation or any Subsidiary (as defined in Paragraph (g) of Section 4 of this Article Eleventh) of any assets of, or any sale or lease by the Corporation or any Subsidiary of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Corporation or its Subsidiaries, provided that this clause (ii) shall not apply to any transaction to which any Affiliate (as defined in Paragraph (f) of Section 4 of this Article Eleventh) of any Interested Stockholder is a party.

4.	For the purposes of this Article Elevenths:
(a)	The term “Business Combination” as used in this Article Eleventh shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of this Paragraph (a):
(i)	any merger or consolidation of the Corporation or any Subsidiary with or into (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which immediately before is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder, or

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary when such assets have an aggregate fair market value of $25,000,000 or more, or

(iii)	the issuance or transfer to any Interested Stockholder or any Affiliate of any Interested Stockholder by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the Corporation or any Subsidiary where such equity securities have an aggregate fair market value of $10,000,000 or more, or the adoption

(iv)	of any plan or proposal for the liquidation or dissolution of the Corporation, or

(v)	any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder, or

(vi)	any agreement, contract or other arrangement providing for any of the transactions described in this definition of “Business Combination”.
(b)	A “person” shall mean any individual, firm, corporation or other entity.

(c)	“Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which, along with its Affiliates and Associates (as defined in Paragraph (f) of this Section 4) as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination or any proposed amendment, alteration or repeal of any provision of this Restated Certificate or any by-law of the Corporation, or immediately prior to the consummation of any such Business Combination:
(i)	is the beneficial owner (as defined in Paragraph (d) of this Section 4), directly or indirectly, of more than 10% of the Voting Shares of the Corporation or a Subsidiary, or

(ii)	is an assignee of or has otherwise succeeded to any share of capital stock of the Corporation or a Subsidiary which was at any time within two years prior thereto beneficially owned by any Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
(d)	A person shall be the “beneficial owner” of any Voting Shares:
(i)	which such person or any of its Affiliates and Associates beneficially own, directly or indirectly, or

(ii)	which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding, or

(iii)	which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.
(e)	“Voting Shares” when used with respect to the Corporation or a Subsidiary shall mean shares of such corporation having general voting power. For the purpose of determining whether a person is an Interested Stockholder pursuant to Paragraph (c) of this Section 4, the outstanding Voting Shares shall include shares deemed owned by a beneficial owner through application of Paragraph (d) of this Section 4 but shall not include any other Voting Shares which may be issuable to any other person pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)	“Affiliate” and “Associate” shall have the respective meanings given those terms in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984.

(g)	“Subsidiary” shall mean any corporation of which a majority of any class of equity security (as defined in Rule 3all-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (c) of this Section 4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(h)	“Continuing Director” shall mean a person who was a member of the Board of Directors of the Corporation elected by the stockholders prior to the date as of which an Interested Stockholder acquired in excess of 10% of the Voting Shares of the Corporation or a Subsidiary, or a director who has been recommended to directly succeed a Continuing Director or to join the Board of Directors by a majority of the remaining Continuing Directors.

(i)	“Fair Market Value” shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange - Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors.
5.	The Continuing Directors, by a majority vote, shall have the power and duty to determine for the purposes of this Article Eleventh on the basis of information known to them (a) the number of Voting Shares beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in Paragraph (d) of Section 4 of this Article Eleventh, (d) whether the assets of the Corporation or any Subsidiary have an aggregate fair market value of $25,000,000 or more, or (e) whether the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary has an aggregate fair market value of $10,000,000 or more.

6.	Nothing contained in this Article Eleventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.
Twelfth: Except as otherwise provided in this Restated Certificate (and in addition to any other vote that may be required by law, this Restated Certificate or the by-laws), the affirmative vote, in person or by proxy, at any meeting called as provided in the by-laws, of the holders of 80% in interest of the voting stock of the Corporation issued and outstanding including a majority in interest of the holders of the issued and outstanding voting stock of the Corporation held by persons other than an “Interested Stockholder” as defined in Paragraph (c) of Section 4 of Article Eleventh hereof shall be required to amend, alter or repeal Articles Eighth, Ninth, Tenth, Eleventh, Twelfth and Thirteenth of this Restated Certificate and Sections 2.4, 2.8, 2.12, 3.2 and 3.3 and Article XII of the by-laws of the Corporation or to adopt any new provision inconsistent with such Articles or Sections provided, however, that if at the time of any such proposed amendment, alteration, repeal or adoption, (a) there shall exist one or more Interested Stockholders (as defined in Paragraph (c) of Section 4 of Article Eleventh), and a majority of the Continuing Directors (as defined in Paragraph (h) of Section 4 of Article Eleventh) approve such proposed amendment, alteration, repeal or adoption, or (b) no such Interested Stockholder exists, and a majority of the members of the Board of Directors approve such proposed amendment, alteration, repeal or adoption, then the affirmative vote, in person or by proxy, at any meeting called as provided in the by-laws, of the holders of a majority in interest of the issued and outstanding voting stock of the Corporation shall be required to approve such amendment, alteration, repeal or adoption.
Thirteenth: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Fourteenth: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.
Fifteenth: The Corporation reserves the right to amend, alter change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
IN WITNESS WHEREOF, we have signed this Restated Certificate this 7th day of October, 1991.

BROWNING- FERRIS INDUSTRIES, INC.
(Corporate seal)	By:	/s/ Gerald K. Burger
Gerald K. Burger
Vice President

ATTEST:

By:	/s/ Eileen B. Schuler Eileen B. Schuler
Assistant Secretary

THE STATE OF TEXAS	) (
	) (	ss.
COUNTY OF HARRIS	) (
BE IT REMEMBERED that on this 7th day of October, 1991, personally came before me, the undersigned, a Notary Public duly authorized to take acknowledgement of deeds by the laws of the place where the foregoing Restated Certificate of Incorporation was executed, Gerald K. Burger and Eileen B. Schuler, Vice President and Assistant Secretary, respectively of BROWNING-FERRIS INDUSTRIES, INC., a corporation of the State of Delaware, the corporation described in the foregoing Restated Certificate of Incorporation, known to me personally to be such, and they duly executed said Restated Certificate of Incorporation before me and acknowledged the said Restated Certificate of Incorporation to be their act and deed and made on behalf of said corporation, and that the facts stated therein are true.
GIVEN under my hand on October 7, 1991.

/s/ [ILLEGIBLE]
Notary Public in and for
the State of Texas

My Commission Expires:
11/13/93

CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL CORPORATION LAW
1.	The name of the corporation is Browning-Ferris Industries, Inc.
2.	The name under which the corporation was originally incorporated is BFI, Inc.
3.	The date on which the original Certificate of Incorporation was filed with the Secretary of State is October 26, 1970.
4.	The name of the limited liability company into which the corporation is herein being converted is Browning-Ferris Industries, LLC.
5.	The conversion has been approved in accordance with the provisions of Section 266.
Dated: December 31, 2004

By:	/s/ Jo Lynn White
	Name:	Jo Lynn White
	Title:	Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:47 AM 12/31/2004
FILED 09:03 AM 12/31/2004
SRV 040956463 — 0764126 FILE

CERTIFICATE OF FORMATION
OF
BROWNING-FERRIS INDUSTRIES, LLC
     This Certificate of Formation of Browning-Ferris Industries, LLC (the “LLC”), dated as of December 31, 2004, is being duly executed and filed by Jo Lynn White, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act
(6 Del. C. §18-101, et. seq.).
     FIRST: The name of the limited liability company formed hereby is Browning-Ferris Industries, LLC.
     SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.
     THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jo Lynn White
Jo Lynn White
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:47 AM 12/31/2004
FILED 09:03 AM 12/31/2004
SRV 040956463 — 0764126 FILE